SCHEDULE 13G Amendment Number *
Occupational Health + Rehabilitation, Inc.

Name of Issuer
Common

Title of Class of Securities
674617105
CUSIP Number
December 31, 2001

Date of Event which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐      Rule 13d-1(b)

        ☐      Rule 13d-1(c)

        ☐      Rule 13d-1(d)

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
See Item #2 (a) below for each Reporting Person

2.	Check the Appropriate Box if a Member	(a)	☐
	of a Group (See Instructions)	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization
See Item #2(c) below for each reporting person

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power
See Item #4(c) (i) below for each reporting person

		6.	Shared Voting Power
See Item #4(c) (ii) below for each reporting person

		7.	Sole Dispositive Power
See Item #4(c) (iii) below for each reporting person

		8.	Shared Dispositive Power
See Item #4(c) (iv) below for each reporting person

9.	Aggregate Amount Beneficially Owned by Each Reporting Person
See item 4(a) below for each reporting person

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)
See item 4 (b) below for each reporting person

12.	Type of Reporting Person (See Instructions)
Axa U.S. Growth Fund LLC—OO Pax V LLC—OO Par SF LLC—OO Double Black Diamond II LLC—OO Thomas G. McKinley—IN Vincent Worms-IN

Item 1.

(a)	Name of Issuer
Occupational Health + Rehabilitation, Inc.

(b)	Address of Issuer's Principal Executive Offices
175 Derby Street, Suite 36 Hingham, MA 02043-4058

Item 2.

(a)	Name of Person Filing
Axa U.S. Growth Fund LLC

(b)	Address of Principal Business Office or, if none, Residence
Ugland House South Church Street Georgetown, Grand Cayman Cayman Islands, British West Indies

(c)	Citizenship
Cayman Islands

(d)	Title of Class of Securities
Common

(e)	CUSIP Number
674617105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
☐		Not applicable
☐	(a)	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
☐	(b)	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
☐	(c)	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
☐	(d)	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
☐	(e)	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
☐	(f)	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
☐	(g)	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
☐	(h)	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
☐	(i)	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
☐	(j)	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
86,667

(b)	Percent of class:

6.1%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote

	(ii)	Shared power to vote or to direct the vote

86,667

	(iii)	Sole power to dispose or to direct the disposition of

	(iv)	Shared power to dispose or to direct the disposition of
86,667

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d3(d)(1).

Item 1.

(a)	Name of Issuer
Occupational Health + Rehabilitation, Inc.

(b)	Address of Issuer's Principal Executive Offices
175 Derby Street, Suite 36 Hingham, MA 02043-4058

Item 2.

(a)	Name of Person Filing
Pax V LLC

(b)	Address of Principal Business Office or, if none, Residence
Ugland House South Church Street Georgetown, Grand Cayman Cayman Islands, British West Indies

(c)	Citizenship
Cayman Islands

(d)	Title of Class of Securities
Common

(e)	CUSIP Number
674617105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
☐		Not applicable
☐	(a)	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
☐	(b)	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
☐	(c)	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
☐	(d)	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
☐	(e)	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
☐	(f)	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
☐	(g)	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
☐	(h)	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
☐	(i)	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
☐	(j)	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
86,667

(b)	Percent of class:

6.1%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote

	(ii)	Shared power to vote or to direct the vote

86,667

	(iii)	Sole power to dispose or to direct the disposition of

	(iv)	Shared power to dispose or to direct the disposition of
86,667

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d3(d)(1).

Item 1.

(a)	Name of Issuer
Occupational Health + Rehabilitation, Inc.

(b)	Address of Issuer's Principal Executive Offices
175 Derby Street, Suite 36 Hingham, MA 02043-4058

Item 2.

(a)	Name of Person Filing
Double Black Diamond II LLC

(b)	Address of Principal Business Office or, if none, Residence
Ugland House South Church Street Georgetown, Grand Cayman Cayman Islands, British West Indies

(c)	Citizenship
Cayman Islands

(d)	Title of Class of Securities
Common

(e)	CUSIP Number
674617105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
☐		Not applicable
☐	(a)	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
☐	(b)	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
☐	(c)	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
☐	(d)	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
☐	(e)	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
☐	(f)	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
☐	(g)	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
☐	(h)	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
☐	(i)	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
☐	(j)	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
16,667

(b)	Percent of class:

1.2%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote

	(ii)	Shared power to vote or to direct the vote

16,667

	(iii)	Sole power to dispose or to direct the disposition of

	(iv)	Shared power to dispose or to direct the disposition of
16,667

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d3(d)(1).

Item 1.

(a)	Name of Issuer
Occupational Health + Rehabilitation, Inc.

(b)	Address of Issuer's Principal Executive Offices
175 Derby Street, Suite 36 Hingham, MA 02043-4058

Item 2.

(a)	Name of Person Filing
Par SF LLC

(b)	Address of Principal Business Office or, if none, Residence
1209 Orange Street Wilmington, DE 19801

(c)	Citizenship
United States

(d)	Title of Class of Securities
Common

(e)	CUSIP Number
674617105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
☐		Not applicable
☐	(a)	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
☐	(b)	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
☐	(c)	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
☐	(d)	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
☐	(e)	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
☐	(f)	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
☐	(g)	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
☐	(h)	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
☐	(i)	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
☐	(j)	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
86,667

(b)	Percent of class:

6.1%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote

	(ii)	Shared power to vote or to direct the vote

86,667

	(iii)	Sole power to dispose or to direct the disposition of

	(iv)	Shared power to dispose or to direct the disposition of
86,667

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d3(d)(1).

Item 1.

(a)	Name of Issuer
Occupational Health + Rehabilitation, Inc.

(b)	Address of Issuer's Principal Executive Offices
175 Derby Street, Suite 36 Hingham, MA 02043-4058

Item 2.

(a)	Name of Person Filing
Vincent Worms

(b)	Address of Principal Business Office or, if none, Residence
50 California Street, Suite 3200 San Francisco, CA 94111

(c)	Citizenship
French

(d)	Title of Class of Securities
Common

(e)	CUSIP Number
674617105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
☐		Not applicable
☐	(a)	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
☐	(b)	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
☐	(c)	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
☐	(d)	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
☐	(e)	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
☐	(f)	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
☐	(g)	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
☐	(h)	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
☐	(i)	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
☐	(j)	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
109,999

(b)	Percent of class:

7.8%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote
6,665

	(ii)	Shared power to vote or to direct the vote

103,334

	(iii)	Sole power to dispose or to direct the disposition of
6,665

	(iv)	Shared power to dispose or to direct the disposition of
103,334

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d3(d)(1).

Item 1.

(a)	Name of Issuer
Occupational Health + Rehabilitation, Inc.

(b)	Address of Issuer's Principal Executive Offices
175 Derby Street, Suite 36 Hingham, MA 02043-4058

Item 2.

(a)	Name of Person Filing
Thomas G. McKinley

(b)	Address of Principal Business Office or, if none, Residence
50 California Street, Suite 3200 San Francisco, CA 94111

(c)	Citizenship
United States

(d)	Title of Class of Securities
Common

(e)	CUSIP Number
674617105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
☐		Not applicable
☐	(a)	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
☐	(b)	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
☐	(c)	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
☐	(d)	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
☐	(e)	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
☐	(f)	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
☐	(g)	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
☐	(h)	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
☐	(i)	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
☐	(j)	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
103,334

(b)	Percent of class:

7.3%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote

	(ii)	Shared power to vote or to direct the vote

103,334

	(iii)	Sole power to dispose or to direct the disposition of

	(iv)	Shared power to dispose or to direct the disposition of
103,334

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d3(d)(1).

        This statement is being filed by (i) Axa U.S. Growth Fund LLC, (ii) Pax V LLC, the investment managing member of Axa U.S. Growth Fund LLC, (iii) Par SF LLC, the sole managing member of Pax V LLC, (iv) Double Black Diamond II LLC, (v) Vincent Worms, a managing member of Par SF LLC and Double Black Diamond II LLC, and a shareholder, and (vi) Thomas G. McKinley, a managing member of Par SF LLC and Double Black Diamond II LLC.

        Pax V LLC, Par SF LLC, Thomas G. McKinley, and Vincent Worms disclaim beneficial ownership of the securities held by Axa U.S. Growth Fund LLC and Double Black Diamond II LLC except to the extent of their respective proportionate pecuniary interests therein.

Item 5. Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following             .
 Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

        If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Item 8. Identification and Classification of Members of the Group

        If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to §240.13d-1(c) or §240.13d-1(d), attach an exhibit stating the identity of each member of the group.

Item 9. Notice of Dissolution of Group

        Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10. Certification

	(a)	The following certification shall be included if the statement is filed pursuant to §240.13d-1(b):
☐
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
	(b)	The following certification shall be included if the statement is filed pursuant to §240.13d-1(c):
☐
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
☒		Not applicable

Date:

Signature: Thomas G. McKinley on behalf of Axa U.S. Growth Fund LLC, Pax V LLC,, Double Black Diamond II LLC, and Par SF LLC, in his capacity as Managing Member

Name/Title:

Date:

Signature: Vincent Worms on behalf of Axa U.S. Growth Fund LLC, Pax V LLC, Double Black Diamond II LLC, and Par SF LLC, in his capacity as Managing Member, and as an individual shareholder

Name/Title: